Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Reports Second Quarter 2018 Results

SAN JUAN, Puerto Rico, August 2, 2018 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced its second quarter 2018 results.

Quarterly Consolidated and Other Highlights

•	Net loss of $38.7 million, or $1.68 loss per diluted share, versus net income of $12.7 million, or $0.52 per diluted share, in the prior-year period;
•
During the second quarter of 2018, the Company recorded approximately $76.4 million of unfavorable prior period reserve development (approximately $47.5 million after-tax impact, or $2.06 per diluted share) in the Property and Casualty segment as increased gross losses related to Hurricane Maria claims caused the segment to exceed its catastrophe reinsurance coverage limit;

•
Adjusted net loss of $37.3 million, or $1.62 loss per diluted share, versus adjusted net income of $9.4 million, or $0.39 per diluted share, a year ago mostly reflecting the after-tax impact of the unfavorable reserve development in the Property and Casualty segment related to Hurricane Maria claims.  Excluding the impact of this unfavorable development, adjusted net income would have been $10.2 million, or $0.44 per diluted share;

•	Operating revenues of $763.1 million, a 3.0% increase from the prior-year period, reflecting higher Managed Care premiums;
•	Consolidated loss ratio rose 870 basis points to 93.3%, mostly driven by the unfavorable reserve development related to Hurricane Maria claims recognized by the Property and Casualty segment;
•	Medical loss ratio (“MLR”) improved to 86.1%, driven primarily by Managed Care premium trends that are higher than claim trends;
•
Consolidated operating loss of $63.6 million compared to operating income of $11.2 million in the prior-year period.  Excluding the impact of the Property and Casualty unfavorable development, consolidated operating income for the 2018 period would have been $12.8 million;

•
Under the Company’s share repurchase program, during the second quarter of 2018, 80,404 shares were repurchased at an aggregate cost of $2.1 million.  As of August 1, 2018, $18.5 million of availability remains in the program.

"While we continue to execute well on our initiatives to position the Company for long-term success, our second quarter performance was clearly affected by the unfavorable prior period reserve development at our Property and Casualty segment,” said Roberto Garcia-Rodriguez, President and Chief Executive Officer.  “As the quarter progressed, we received more detailed claim information, allowing us for the first time to base our reserves on actual data rather than model projections.  This led us to recognize a significant increase in the estimated gross losses related to Hurricane Maria, which exceeded the estimates generated by the industry-recognized post-landfall catastrophic model we had been using to establish our reserves, as well as our $733 million catastrophe reinsurance coverage limit.”

Triple-S Management Corporation

“Importantly, this development is an isolated event that has no impact on our ongoing operations—which performed better year over year—nor on our overall growth strategy,” continued Mr. Garcia-Rodriguez.  “We continue investing considerably in our Managed Care operations and modernizing our infrastructure to consistently expand our margins over time.  We also remain focused on increasing our share of Medicare Advantage business and on further expanding our ambulatory clinic network to enable sustainable growth and long-term value for our shareholders.”

Selected Consolidated Quarterly Details

•
Consolidated premiums earned were $741.8 million, up 2.6% from the prior-year period, primarily reflecting higher Medicaid and Medicare premiums within the Managed Care segment. Increase in Medicaid premiums mostly reflects the higher premium rates that became effective July 1, 2017, as well as an increase in membership. In the Medicare business, premiums increased due to the Company’s achievement of a four-star rated Medicare Advantage HMO contract this year, resulting in a 5% bonus applied to the benchmark used in premium calculation. These increases were partially offset by lower Commercial and Medicare membership.

•
Consolidated claims incurred were $692.1 million, up 13.2% year-over-year, mostly driven by $76.4 million in unfavorable prior period reserve development in the Property and Casualty segment related to the 2017 Hurricane Maria claims. Gross losses related to Hurricane Maria increased during the second quarter by approximately $212.7 million – from $686.7 million as of March 31, 2018 to $899.4 million as of June 30, 2018 – causing the Property and Casualty segment to exceed its catastrophe reinsurance coverage limit and requiring the recording of the unfavorable reserve development.

As the second quarter progressed, the segment received significant new information and claim amendments indicating a worsening of loss expectations related to this event, which required the substantial increase to reserves above the gross losses determined by the previously used industry-recognized model. The delay in receiving the information is principally the result of the catastrophic damage suffered by Puerto Rico in its power and communications infrastructure, causing adjusters and claimants to submit claims much later than would normally be expected. Consolidated loss ratio of 93.3% rose 870 basis points from the prior-year period, driven by the unfavorable reserve development.

•
Consolidated operating expenses of $134.6 million increased by $15.9 million or 13.4% from the prior-year period, while the Company’s operating expense ratio increased 170 basis points year-over-year to 18.0%. The increase in operating expenses primarily reflected the reinstatement of the Health Insurance Providers fee (“HIP fee”) of $12.2 million, as well as higher professional services and personnel costs related to the Company’s ongoing Managed Care initiatives.

•	Consolidated income tax benefit was $27.9 million, compared to an expense of $1.5 million in the prior-year period, primarily reflecting losses in the Property and Casualty segment.

Selected Managed Care Segment Quarterly Details

•	Managed Care premiums earned were $678.3 million, up 2.5% year over year.

o
Medicare premiums earned of $279.8 million increased 5.0% from the prior-year period, largely reflecting an increase in the 2018 Medicare reimbursement rates for the first time since 2012 and an increase in premium rates as the result of attaining the four-star rating of the Company’s 2018 HMO product. These increases were partially offset by a decrease in member month enrollment of approximately 28,000.

Triple-S Management Corporation

o
Medicaid premiums earned improved 6.3% from the prior-year period to $203.8 million, primarily reflecting higher premium rates that became effective July 1, 2017, an approximate increase of 33,000 in member month enrollment, and $3.6 million associated with the reinstatement of the HIP fee pass-through in 2018.  These increases were partially offset by the collection in 2018 of one quarter of premiums related to the Company’s achievement of quality incentive metrics versus the collection of three quarters of premiums related to the metrics in 2017 (a decrease of $7.7 million in premiums year-over-year).

o
Commercial premiums earned of $194.7 million declined 4.2% from the prior-year period, mainly due to an approximate decline of 61,000 in fully-insured member month enrollment, partially offset by $3.0 million related to the reinstatement of the HIP fee pass-through and higher average premium rates in 2018.

•
Reported MLR of 86.1% improved 140 basis points from the prior year.  Excluding the impact of prior-period reserve developments, and moving the Medicare risk score revenue and other adjustments to their corresponding periods, recasted Managed Care MLR would have been 88.0%, 80 basis points lower than the comparable metric a year ago, mostly reflecting claim trends lower than premium trends, particularly in the segment’s Medicaid and Medicare businesses.

•
Managed Care operating expenses were $104.1 million, up $14.6 million, or 16.3%, year over year, primarily reflecting the reinstatement of the HIP fee, and an increase in professional services and personnel costs related to the Company’s ongoing clinical and operational initiatives.

Oher Event – Triple-S Selected to Participate in the Government of Puerto Rico’s Revised Medicaid Health Plan

The Company also announced today that on July 5, the Puerto Rico Health Insurance Administration (ASES by its Spanish acronym) notified its Managed Care subsidiary Triple-S Salud, Inc. that it is one of five companies selected to participate as a managed care organization (MCO) in the government’s revised Medicaid Health Plan.  Contract execution is expected during the month of August and the new program is scheduled to begin on November 1, 2018.

"We are pleased to be among the MCOs selected to participate in the revised Medicaid Health Plan,” said Mr. Garcia-Rodriguez.  “We’re excited to have the opportunity to provide Medicaid services across the entire island of Puerto Rico and look forward to implementing our innovative model focused on ensuring preventive care and improving the health outcomes of the chronically ill.”

Under the revised Medicaid program, MCOs will compete for membership throughout Puerto Rico.  In addition, MCOs are required to participate in two separate risk pools - a general population risk pool for which a base premium applies, and a “high cost, high need” risk pool with adjusted premiums established according to target populations and medical conditions.

The revised Medicaid program is expected be for a three-year term with an additional one-year term at ASES’ option.  Premium rates will be negotiated for each contract year.

The existing contract with ASES was extended through October 31, 2018 under the same terms and conditions.

Triple-S Management Corporation

2018 Outlook

The Company is maintaining its full year 2018 directional guidance regarding its Commercial business, as well as its Life Insurance and Property and Casualty segments and its consolidated operating expenses.  Directional guidance regarding its Medicare segment member enrollment was revised for the full year 2018.  More specifically:

•	In the Commercial business, the Company continues to expect full-year at-risk member month enrollment between 3.7 million and 3.8 million, and full-year MLR between 80.5% and 82.5%.

•
In the Medicare Advantage business, the Company now anticipates full year member month enrollment to be between 1.25 million and 1.35 million.  The Company’s previous outlook for the Medicare Advantage business was for full year member month enrollment to be between 1.35 million and 1.45 million. The Company continues to expect full year MLR for 2018 between 85% and 87%.

•	The Company continues to expect Life insurance premiums earned for 2018 between $160 million and $164 million.

•	The Company maintains expectations for its Property and Casualty premiums earned for 2018 to between $82 million and $86 million.

•	The Company continues to expect consolidated operating expenses for full year 2018 between $530 million and $545 million.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its financial results for the three months ended June 30, 2018. To participate, callers within the U.S. and Canada should dial 1-877-451-6152 and international callers should dial 1-201-389-0879 about five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

In addition, a replay will be available through August 16, 2018 by calling 1-844-512-2921 or 1-412-317-6671 and entering passcode 13681830. A replay will also be available at www.triplesmanagement.com for 30 days.

Triple-S Management Corporation

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 55 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

Triple-S Management Corporation

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	A downgrade in the Government of Puerto Rico’s debt
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation

Earnings Release Schedules and Supplementary Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation

Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	June 30, 2018	December 31, 2017
Assets

Investments	$1,610,297	$1,605,477
Cash and cash equivalents	255,979	198,941
Premium and other receivables, net	742,056	899,327
Deferred policy acquisition costs and value of business acquired	205,268	200,788
Property and equipment, net	78,153	74,716
Other assets	182,501	137,516

Total assets	$3,074,254	$3,116,765

Liabilities and Stockholders' Equity

Policy liabilities and accruals	$1,866,878	1,761,553
Accounts payable and accrued liabilities	328,358	410,457
Long-term borrowings	30,478	32,073

Total liabilities	2,225,714	2,204,083

Stockholders’ equity:
Common stock	23,194	23,578
Other stockholders’ equity	826,027	889,786

Total Triple-S Management Corporation stockholders’ equity	849,221	913,364

Non-controlling interest in consolidated subsidiary	(681)	(682)

Total stockholders’ equity	848,540	912,682

Total liabilities and stockholders’ equity	$3,074,254	$3,116,765

Triple-S Management Corporation

Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Premiums earned, net	$741,770	$722,891	$1,493,804	$1,425,164
Administrative service fees	4,066	4,548	7,414	8,927
Net investment income	15,707	12,698	29,462	24,714
Other operating revenues	1,588	1,121	2,659	2,086

Total operating revenues	763,131	741,258	1,533,339	1,460,891

Net realized investment (losses) gains on sale of securities	(921)	4,054	2,021	4,390

Net unrealized investment losses on equity investments	(776)	-	(16,975)	-

Other income, net	494	587	1,657	3,112

Total revenues	761,928	745,899	1,520,042	1,468,393

Benefits and expenses:
Claims incurred	692,138	611,297	1,311,127	1,232,160
Operating expenses	134,612	118,720	267,746	229,666

Total operating costs	826,750	730,017	1,578,873	1,461,826

Interest expense	1,825	1,721	3,515	3,407

Total benefits and expenses	828,575	731,738	1,582,388	1,465,233

(Loss) income before taxes	(66,647)	14,161	(62,346)	3,160

Income tax (benefit) expense	(27,901)	1,456	(27,514)	(5,202)

Net (loss) income	(38,746)	12,705	(34,832)	8,362

Net income (loss) attributable to the non-controlling interest	1	-	1	(1)

Net (loss) income attributable to Triple-S Management Corporation	$(38,747)	$12,705	$(34,833)	$8,363

Earnings per share attributable to Triple-S Management Corporation:

Basic net (loss) income per share	$(1.68)	$0.52	$(1.50)	$0.35
Diluted net (loss) income per share	$(1.68)	$0.52	$(1.50)	$0.34

Weighted average of common shares	23,016,447	24,246,591	23,146,318	24,195,211
Diluted weighted average of common shares	23,016,447	24,283,278	23,146,318	24,245,431

Triple-S Management Corporation

Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the Six Months Ended June 30,
	2018	2017

Net cash provided by operating activities	$130,723	$133,705

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	$768,789	88,141
Fixed maturities matured/called	10,656	8,938
Securities held to maturity - fixed maturities matured/called	728	703
Equity investments sold	123,197	21,499
Other invested assets sold	1,788	-
Acquisition of investments:
Securities available for sale - fixed maturities	(829,010)	(141,116)
Securities held to maturity - fixed maturities	(893)	(703)
Equity investments	(99,944)	(20,424)
Other invested assets	(18,649)	-
Increase in other investments	1,817	(731)
Net change in policy loans	(372)	(152)
Net capital expenditures	(9,116)	(8,704)

Net cash used in investing activities	(51,009)	(52,549)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(1,564)	(8,545)
Repayments of long-term borrowings	(1,618)	(1,212)
Repurchase and retirement of common stock	(16,395)	-
Proceeds from policyholder deposits	11,606	8,166
Surrender of policyholder deposits	(14,705)	(10,467)

Net cash used in financing activities	(22,676)	(12,058)

Net increase in cash and cash equivalents	57,038	69,098

Cash and cash equivalents, beginning of period	198,941	103,428

Cash and cash equivalents, end of period	$255,979	$172,526

Triple-S Management Corporation

Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended June 30,				Six months ended June 30,
(dollar amounts in millions)	2018	2017	Percentage Change		2018	2017	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$194.7	$203.3	(4.2%)		$393.5	$408.4	(3.6%)
Medicare	279.8	266.6	5.0%		567.7	524.3	8.3%
Medicaid	203.8	191.8	6.3%		404.1	369.5	9.4%
Total Managed Care	678.3	661.7	2.5%		1,365.3	1,302.2	4.8%
Life Insurance	41.4	40.0	3.5%		82.9	80.5	3.0%
Property and Casualty	22.8	21.8	4.6%		47.0	43.5	8.0%
Other	(0.7)	(0.6)	(16.7%)		(1.4)	(1.0)	(40.0%)
Consolidated premiums earned, net	$741.8	$722.9	2.6%		$1,493.8	$1,425.2	4.8%
Operating revenues (loss): [1]
Managed Care	$689.3	$671.6	2.6%		$1,385.5	$1,321.6	4.8%
Life Insurance	48.0	46.3	3.7%		95.6	92.9	2.9%
Property and Casualty	25.6	23.9	7.1%		52.2	47.6	9.7%
Other	0.2	(0.6)	133.3%		-	(1.2)	100.0%
Consolidated operating revenues	$763.1	$741.2	3.0%		$1,533.3	$1,460.9	5.0%
Operating income (loss): [2]
Managed Care	$1.4	$2.9	51.7%		$12.0	$(15.7)	(176.4%)
Life Insurance	5.3	5.0	6.0%		9.0	8.9	1.1%
Property and Casualty	(71.0)	3.7	(2018.9%)		(67.9)	5.8	(1270.7%)
Other	0.7	(0.4)	(275.0%)		1.4	0.1	(1300.0%)
Consolidated operating (loss) income	$(63.6)	$11.2	667.9%		$(45.5)	$(0.9)	4955.6%
Operating margin: [3]
Managed Care	0.2%	0.4%	-20	bp	0.9%	(1.2%)	210	bp
Life Insurance	11.0%	10.8%	20	bp	9.4%	9.6%	-20	bp
Property and Casualty	(277.3%)	15.5%	-29,280	bp	(130.1%)	12.2%	-14,230	bp
Consolidated	(8.3%)	1.5%	-980	bp	(3.0%)	(0.1%)	-290	bp
Depreciation and amortization expense	$3.6	$3.5	2.9%		$7.0	$6.5	7.7%

1 Operating revenues include premiums earned, net, administrative service fees and net investment income.
2 Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
3 Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation

Managed Care Additional Data	Three months ended June 30,		Six months ended June 30,
(Unaudited)	2018	2017	2018	2017
Member months enrollment:
Commercial:
Fully-insured	940,484	1,001,638	1,901,774	2,014,843
Self-insured	439,675	501,500	889,453	1,008,667
Total Commercial	1,380,159	1,503,138	2,791,227	3,023,510
Medicare Advantage	334,887	363,257	673,227	726,984
Medicaid	1,201,743	1,169,089	2,373,088	2,342,363
Total member months	2,916,789	3,035,484	5,837,542	6,092,857
Claim liabilities (in millions)			$437.5	$371.4
Days claim payable			68	58
Premium PMPM:
Managed Care	$273.83	$261.13	$275.92	$256.13
Commercial	207.02	202.97	206.91	202.70
Medicare Advantage	835.51	733.92	843.25	721.20
Medicaid	169.59	164.06	170.28	157.75
Medical loss ratio:	86.1%	87.5%	85.5%	89.6%
Commercial	80.2%	80.6%	80.8%	82.1%
Medicare Advantage	88.4%	90.9%	86.4%	92.4%
Medicaid	88.5%	90.3%	88.9%	93.9%
Adjusted medical loss ratio: [1]	88.0%	88.8%	87.1%	89.5%
Commercial	84.7%	81.0%	83.1%	81.8%
Medicare Advantage	89.4%	90.7%	88.0%	92.6%
Medicaid	89.4%	94.6%	89.8%	93.7%
Operating expense ratio:
Consolidated	18.0%	16.3%	17.8%	16.0%
Managed Care	15.2%	13.4%	15.0%	13.0%

1 The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in the corresponding period.

Triple-S Management Corporation

Managed Care Membership by Segment	As of June 30,
	2018	2017
Members:
Commercial:
Fully-insured	312,049	331,989
Self-insured	145,040	166,404
Total Commercial	457,089	498,393
Medicare Advantage	111,667	121,240
Medicaid	404,338	386,070
Total members	973,094	1,005,703

Triple-S Management Corporation

Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net (Loss) Income
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(dollar amounts in millions)	2018	2017	2018	2017
Net (loss) income	$(38.7)	$12.7	$(34.8)	$8.3
Less adjustments:
Net realized investment (losses) gains, net of tax	(0.7)	3.3	1.6	3.5
Unrealized losses on equity investments	(0.6)	-	(13.6)	-
Private equity investment income (loss), net of tax	(0.1)	-	0.4	0.2
Adjusted net (loss) income	$(37.3)	$9.4	$(23.2)	$4.6
Diluted adjusted net (loss) income per share	$(1.62)	$0.39	$(1.00)	$0.19

	Adjusted Net (Loss) Income and Operating (Loss) Income Excluding Property and Casualty Unfavorable Development
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(dollar amounts in millions)	2018	2017	2018	2017
Adjusted net (loss) income	$(37.3)	$9.4	$(23.2)	$4.6
Less unfavorable prior period reserve development, net of tax	47.5	-	47.5	-
Adjusted net income excluding Property and Casualty unfavorable prior period reserve development	$10.2	$9.4	$24.3	$4.6
Diluted adjusted net income per share excluding Property and Casualty unfavorable prior period reserve development	$0.44	$0.39	$1.05	$0.19
Operating (loss) income	$(63.6)	$11.2	$(45.5)	$(0.9)
Less unfavorable prior period reserve development	76.4	-	76.4	-
Operating income (loss) excluding Property and Casualty unfavorable prior period reserve development	$12.8	$11.2	$30.9	$(0.9)

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized and unrealized investment gains or losses, as well as other non-recurring items impacting the Company’s results of operations. We are also including adjusted net income and operating income excluding the impact of the unfavorable prior period reserve development recognized by the Property and Casualty segment as Management believes this metric provides useful information about the financial performance of the Company’s underlying business. These non-GAAP metrics do not consider all of the items associated with the Company’s operations as determined in accordance with GAAP. As a result, one should not consider these measures in isolation.

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